Exhibit 99.1

etrials Settles Patent Infringement Case

Morrisville, NC — November 27, 2007 — etrials® Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU), a leading provider of eClinical solutions that optimize clinical-trial management and accelerate time-to-market, and Datasci, LLC announced that they have settled their pending litigation related to Datasci's U.S. patent concerning the collection and validation of clinical trial data.  Under the terms of the settlement, etrials has entered into a non-exclusive licensing arrangement and agreed to pay Datasci $1.75 million as an upfront license fee for its legacy EDC products ASFlash, QSCapture and WebCapture.  In return, Datasci has agreed to dismiss its claims with prejudice and acknowledge that etrials' current EDC 2.0 product is not subject to any future royalty obligations.

“We are very pleased to have reached an amicable settlement with regard to this matter, allowing us to move forward with enhancements to our product portfolio,” said Chip Jennings, president and CEO.  “We believe this agreement to be in the best interest of the company and its shareholders.  This agreement limits any future exposure and allows us to focus all of our attention on improving etrials’ core operations and expanding our market share within the rapidly growing market for eClinical technologies and services.”

About etrials®
etrials Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU), a leading provider of eClinical software and services to pharmaceutical, biotechnology, medical device, and contract research organizations offers insight into all aspects of clinical trials, maximizing return on investment and accelerating time to market. With global operations, etrials is the only top-tier solutions provider to offer electronic data capture (EDC), interactive voice response (IVR), and electronic patient diaries (eDiary) as part of an integrated software as a service (SaaS) platform or as individual solutions to optimize clinical trials. As an experienced leader, etrials has facilitated over 900 trials involving more than 400,000 patients in 60 countries and has participated in 33 studies used for new drug applications. Having partnered with over 100 clients, including 16 of the top 20 global pharmaceutical companies and top CROs, etrials is leading the way toward adaptive trials and integration between eClinical and electronic health records. To learn more visit us at www.etrials.com.

etrials is a registered trademark in the United States of etrials Worldwide, Inc. Other marks belong to their respective owners and used with permission. etwcf

Forward-Looking Statements
This announcement contains forward-looking statements, including statements regarding future liability exposure and possible expanding market share that involve risks and uncertainties. Actual results could differ materially from those discussed.  Information about potential factors which could cause actual results to differ from the forward looking statements included in this announcement is included in our filings with the Securities and Exchange Commission, including in the Risk Factors section of the Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2007.  All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Contacts:
Investors: Lippert Heilshorn & Associates Chris Witty 212.201.6609 cwitty@lhai.com	Media: Kimberly O’Shea Communications Manager, etrials 919-653-3658 kimberly.o’shea@etrials.com